                                                                    Exhibit 11.1

Computation of net loss per share and unaudited pro forma net loss per share

                                                                                      YEAR ENDED DECEMBER 31,
                                                                           ----------------------------------------------
                                                                             1997               1998               1999
                                                                             ----               ----               ----
                                                                                (in thousands, except per share data)
Basic and diluted net loss per share:
     Net loss                                                              $(11,536)          $(17,139)          $ (5,539)
                                                                           ========           ========           ========

     Basic and diluted weighted average common shares outstanding             4,316              7,175             22,771
                                                                           ========           ========           ========

     Basic and diluted net loss per share                                  $  (2.67)          $  (2.39)          $  (0.24)
                                                                           ========           ========           ========


                                                                                      YEAR ENDED DECEMBER 31,
                                                                                     -------------------------
                                                                                       1998              1999
                                                                                       ----              ----
                                                                             (in thousands, except per share data)
Pro forma basic and diluted net loss per share:

     Net loss                                                                      $ (17,139)        $  (5,539)
                                                                                     =======           =======

Pro forma basic and diluted weighted average shares outstanding:

     Shares attributable to common stock(1)                                            7,940            22,772

     Shares attributable to the assumed conversion of convertible preferred
     stock upon closing of the IPO                                                     7,636               462
                                                                                     -------           -------

Pro forma basic and diluted weighted average shares outstanding                       15,576            23,234
                                                                                     =======           =======

Pro forma basic and diluted loss per share                                         $  (1.10)         $  (0.24)
                                                                                     -------           -------


(1) Includes outstanding common stock subject to repurchase under a stock restriction agreement which lapsed upon the consummation of the initial public offering in January 1999.